UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cell Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

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CELL THERAPEUTICS, INC.

To Our Shareholders:

According to your broker’s most recent records, your broker has not received your proxy in connection with the Special Meeting of Shareholders to be held on March 24, 2009. Because of the high thresholds required to pass some proposals, we have determined the need to send this reminder notice out to all holders that are still unvoted and urge you to vote your proxy immediately.

We also want to take this opportunity to emphasize the importance of voting on the proposals for this upcoming Special Meeting of Shareholders. The Company has the potential for two new product approvals targeting cancer in 2009. It is critical as we now begin the process for submitting a rolling New Drug Application for pixantrone, and the potential approval of OPAXIO by mid-2009, that we have the ability to access the capital markets to fund the necessary pre-commercialization activities for these two product candidates.

Essentially all of our currently authorized common stock has been issued or is reserved for issuance, and without additional authorized common stock, we do not have sufficient shares to obtain additional funding through equity-based financings. The proposal to increase the authorized capital stock of the Company would allow us to access the capital markets and move forward with equity-based financings that are critical to our ability to continue to fund our operations as we move forward toward potential product milestones.

YOUR VOTE IS IMPORTANT. The Board of Directors unanimously recommends you vote “FOR” on all proposals. You may vote over the internet or by telephone, or by following the instructions on the enclosed proxy card.

On behalf of the Board of Directors, thank you, and please feel free to contact our proxy solicitation agent toll-free at (888) 55PROXY or (888) 557-7699, or our investor relations department at (206) 272-4345, should you have any questions.

Sincerely,

Louis A. Bianco
Executive Vice President, Finance & Administration

Seattle, Washington

March 9, 2009